EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Retirement Plans Committee of Thomas & Betts Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-56789, 333-122483 and 333-93101) on Form S-8 of Thomas & Betts Corporation of our report dated June 24, 2008 with respect to the statements of net assets available for benefits of Thomas & Betts Corporation Employees’ Investment Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2007, and the supplemental schedule of Schedule H, Line 4i — schedule of assets (held at end of year) as of December 31, 2007 which report appears in the December 31, 2007 annual report on Form 11-K of Thomas & Betts Corporation Employees’ Investment Plan.

/s/ KPMG LLP

Memphis, Tennessee
June 24, 2008

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